EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of PAVmed Inc. on Form S-8 of our report dated April 5, 2022, with respect to our audits of the consolidated financial statements of PAVmed Inc. and Subsidiaries as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021 appearing in the Annual Report on Form 10-K of PAVmed Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP
New York, NY
April 13, 2022